First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) -- December 16, 2005 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), yesterday declared a quarterly dividend of 14.0 cents per share. This fourth-quarter dividend, which is payable January 31, 2006, to shareholders of record as of January 9, 2006, represents an increase of 16.7% or 2.0 cents per share over the fourth-quarter dividend declared in 2004 of 12.0 cents per share.

"With this increase of 0.5 cents per share over this year's third-quarter dividend of 13.5 cents per share, the Company has now raised its dividend for 41 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "This translates into an annual dividend of 56.0 cents per share, and based on yesterday's closing price of $17.25 per share, our dividend yield is 3.25%.

"We continue to post very strong operating results," President Daigneault went on, "as evidenced by our third quarter and year-to-date numbers. This is especially noteworthy in a year in which we have integrated two banks after our acquisition of Bar Harbor Bankshares in January. At the same time, we have continued the trend of increasing our dividend each quarter, and our dividend yield is higher than that of many other companies. For these reasons, I continue to view First National Lincoln Corporation as an extremely attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.